Exhibit  99.1 Press Release Issued February 23, 2007

Chaparral Steel Company to Present at the Davenport & Co.
Infrastructure and Basic Industry Conference

Midlothian, Texas – February 23, 2007 – Chaparral Steel Company (NASDAQ:  CHAP) announced today that its Vice President and Treasurer, Cary Baetz, will be presenting at the Davenport & Co. Infrastructure and Basic Industry Conference, to be held at the Omni Berkshire Hotel in New York City, on Tuesday, February 27th at 12:05 p.m. Eastern Time.

A live broadcast of the presentation will be available online in the Investor Relations section of Chaparral’s website at http://www.chapusa.com.  Listeners should access the site at least 15 minutes prior to the live presentation start time to register and, if necessary, download and install the required software.  A replay will be available for 90 days beginning February 27, 2007 at approximately 1:00 p.m. Eastern Time.  A hard copy presentation will be available on the Company’s website the morning of February 27th.

Certain statements made during the presentation may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, changes in the costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currency valuations and regulatory and statutory changes, which are more fully described in the Company’s Annual Report on Form 10-K filed with the SEC.

Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. Chaparral is also a significant supplier of steel bar products. In addition, Chaparral is a leading North American recycling company.

For further information contact Cary D. Baetz, Vice President and Treasurer at 972-779-1032 or Terresa Van Horn at 972-779-1033 or visit our website.